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                                  EXHIBIT 10.6

                                    AMENDMENT
                                       TO
                           TRADEMARK LICENSE AGREEMENT

         The parties to that certain "Trademark License Agreement" dated October 23, 1998, between SurgiJet, Inc., a California corporation ("Company") as the licensor and VisiJet, Inc., a California corporation, as the licensee ("Licensee") agree that the following amendment and additions are hereby inserted into the agreement as set forth hereinbelow. To the extent that paragraphs of the agreement are amended and restated herein, each amended and restated paragraph supersedes the corresponding paragraph in the agreement, and the remainder of the agreement remains in full force and effect as written.

1.       Paragraph 3.1 is hereby amended to read as follows:

         3.1 As consideration for the License granted hereunder, LICENSEE shall pay COMPANY the Running Royalties pursuant to that certain Technology License Agreement between the LICENSEE and COMPANY, dated October 23, 1998, as amended.

         Paragraphs 3.2, 3.3, 3A-1, and 3A-2 are deleted in their entirety.

2.       Paragraph 9 is amended and restated as follows:

         9. This Agreement and the license granted therein are personal to the LICENSEE, and LICENSEE may not assign any of the rights granted to the LICENSEE under this agreement without the advance written consent of the COMPANY. Notwithstanding the immediately foregoing, a merger of the LICENSEE with Ponte Nossa Acquisition Corp., or its subsidiary, shall not constitute an assignment for the purposes of this Agreement.

3. The trademark "OcuJet" is deleted from Exhibit A of the Agreement, as the prosecution of that trademark has been abandoned by the Company, and the trademark is not owned by any affiliated parties of the Company.

4. The parties acknowledge and agree, as of the date of this Amendment, that (i) the Trademark License Agreement is in full force and effect, (ii) there are no defaults under the Trademark License Agreement or facts or circumstances which, after the passage of time, would constitute a default, and (iii) there are no amounts due from Licensee under the Trademark License Agreement. The parties further agree that the amendments set forth hereinabove shall become effective only upon approval of the shareholders of the Company. The parties acknowledge that Licensee is a party to an Agreement and Plan of Merger with Ponte Nossa Acquisition Corp., or its subsidiary, and the status of the Trademark License Agreement and this Amendment is a material factor in the contemplated transaction. Accordingly, Company and Licensee agree that neither the Trademark License Agreement nor this Amendment may be amended, modified or terminated without the prior written consent of Ponte Nossa Acquisition Corp.; provided, however, that this consent requirement shall terminate if the transaction contemplated by the Agreement and Plan of Merger have not been completed by August 30, 2003.

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         IN WITNESS WHEREOF, the parties hereto have executed this amendment in duplicate originals by their duly authorized officers or representatives.

Date: November 6, 2002

COMPANY:
SurgiJet, Inc.

By: /s/ Lance Doherty
    ------------------------
Title: Chairman & CFO

LICENSEE:
Visijet, Inc.

By: /s/ Lance Doherty
    ------------------------
Title: Chairman & CFO

The undersigned agrees to be bounded by the foregoing Amendment:

Ponte Nossa Acquisition Corp.

By: /s/ Larry Schreiber, CEO
    ------------------------

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